Exhibit 10.9

Dean E Jarnac

Dear Dean,

It is our pleasure to offer you the position of Vice President Global Distribution with Marvell Semiconductor, Inc. ("the Company"), a subsidiary of Marvell Technology Group Ltd. ("Marvell"), at a salary of 282,500.00 US Dollar (USO) per year.

Your supervisor will be Thomas F Lagatta.

You will be recommended for a restricted stock unit award of 22, 188 common shares of Marvell (the "Award"), subject to applicable securities law restrictions. The vesting start date shall be the effective date of the Award granted by the Company's executive compensation committee (or a subcommittee thereof), which generally meets on the 15th of the month following the month in which you begin employment with the Company. The Award shall vest over a four (4) year period at the rate of 1/4th on the first anniversary of the vesting start date and 1/16th for each three full months of employment thereafter over the next three
(3) years; provided that you continue to serve as a service provider through each applicable vesting date. The Award will be subject to your return to the Company of a completed and signed Restricted Stock Unit Agreement.

Additionally, you will be eligible for an annual MBO of up to 113,000 US Dollar (USO) based on the accomplishment of objectives to be set for each Company fiscal quarter by your manager.

A car allowance of 650 US Dollar (USO) per month will be provided.

You will receive a sign-on bonus in the amount of 80,000 USO, subject to applicable withholding taxes, which will be paid after thirty (30) days of your date of hire. The sign-on bonus, though paid in advance, is earned over the first twenty-four (24) months of your employment and is paid in consideration of your provision of services over the twenty-four month period. If, within twenty-four (24) months of your date of hire, you voluntarily terminate your employment with the Company, you will be required to repay the Company the pro-rated amount of the sign-on bonus not yet earned on or before your last day of employment.

For the purposes of the sign-on bonus, Cause is defined as: (a) a felony; (b) a willful refusal to follow or carry out directives of Marvell management; (c) engaging in unfair competition with the Company; (d) violating the terms of your Confidentiality and Invention of Assignment Agreement; (d) committing an act of embezzlement, fraud or theft with respect to the property of the Company; (e) deliberately disregarding the rules of the Company in such a manner as to cause material loss, damage or injury to the Company; or (f) failure to meet the expectations set for your position.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three

(3)	business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver's license and social security card, or

•	A current passport

Your employment with the Company is at the mutual consent of you, the employee and the Company, the employer. Your employment with the Company is at-will. Either you or the Company may terminate your employment at any time and for any or no reason. The at-will nature of your employment may only be changed by a written agreement signed by the CEO.

During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including but not limited to the Company New Hire Employee Agreement, which contains Confidential information and Invention Assignment and Arbitration Agreements.

Please note your offer is contingent upon:

•	Successful completion of a routine background investigation and reference checks;

•	The Company's receipt from you of a signed New Hire Employee Agreement, which contains Company's Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company's Arbitration Agreement and Confidential Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment.

This letter may not be modified or amended except by a signed written agreement.

To accept this offer, please sign below and return the letter to your recruiter, JoNelle Sood. This offer expires on the Due Date displayed in the left hand side of this page. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Karen Rohde
Karen Rohde
Chief Human Resources Officer

Accepted By:

/s/ Dean Jarnac        April 3, 2017

Dean E Jarnac    Date Signed    Start Date

Promotion- Related
Summary of Compensation Arrangements
Marvell Technology Group Ltd.
Summary prepared as of November 15, 2019
Note: The following summary of compensation arrangements does not include all previously-reported awards granted under previously-disclosed incentive plans.
Dean Jarnac (Senior Vice President Sales)
Mr. Jarnac’s annual base salary was increased to $370,000 as of September 1, 2019. In addition, Mr. Jarnac became eligible on September 1, 2019 to participate in the Company's FY20 Annual Incentive Plan with a bonus target of 75% as a percentage of base salary. On September 15, 2019, Mr. Jarnac was granted 90,022 value creation restricted stock unit awards and 23,202 service-based restricted stock unit awards under the Company's equity incentive plan as part of his promotion. As of September 1, 2019, Mr. Jarnac became eligible to participate in the company’s Change in Control Severance Plan at the Tier 3 level (Tier 3 benefits are described in more detail in the Company's definitive proxy statement for the Company's 2019 Annual Meeting of Stockholders filed with the SEC on May 16, 2019).

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